Exhibit 10.59
Credit Agreement
CASTLE BRANDS INC.
CREDIT AGREEMENT
     This Credit Agreement (this “Agreement”) is made as of the 17th day of February, 2006 by and among Castle Brands Inc., a Delaware corporation (the “Company”) and the Frost Nevada Investments Trust, a Nevada business trust (the “Lender”).
RECITAL
     The Company desires to borrow from the Lender, and the Lender desires to loan to the Company up to an aggregate principal amount of $5,000,000 (the “Commitment”), pursuant to the terms set forth in this Agreement.
AGREEMENT
     In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:
     1. Definitions.
     As used in this Agreement, the following capitalized terms have the following meanings:
     “Advance” means the amount of US Dollars advanced pursuant to this Agreement and as evidenced by the Note.
     “Affiliate” means, with respect to any Person, a Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members;
     “Agreement” means this Credit Agreement, as amended from time to time;
     “Business Day” means any day other than a day on which commercial banks in New York are required or permitted by law to be closed;
     “Closing” means the closing of the issuance of the Note and the initial Advance;
     “Common Stock” means the shares of common stock, $.01 par value, per share, of the Company;
     “Company” has the meaning set forth in the introductory paragraph above;
     “Event of Default” has the meaning set forth in Section 7 below;

     “Excess Amount Maturity Date” shall have the meaning set forth in the Note;
     “Financial Statements” has the meaning set forth in the Section 3.5 below;
     “Initial Advance” has the meaning set forth in Section 2.1 below;
     “Material Adverse Effect” means a change or effect that is materially adverse to the financial condition, assets, or operations of the Company, or will prevent the transactions contemplated by this Agreement;
     “Maturity Date” shall have the meaning set forth in the Note;
     “Note” means the promissory note issued pursuant to this Agreement at the Closing, in substantially the form attached to this Agreement as Exhibit A;
     “Person” shall mean and include any individual, partnership, corporation (including a business trust), joint stock company, limited liability company, unincorporated association, joint venture, governmental entity or other entity;
     “Lender” has the meaning set forth in the introductory paragraph above; and
     “Securities Act” means the Securities Act of 1933, as amended.
     2. Amount and Terms of Credit
          2.1 Closing and Advances. (a) Subject to the terms and conditions of this Agreement and the Note, the Lender agrees to make advances (the “Advance(s)”) to the Company, from time to time from the date of this Agreement until the Maturity Date (as such terms are defined in the Note), at such times as the Company may request in writing. The initial Advance on the date hereof shall be $2,000,000 (the “Initial Advance”) and any additional Advances, up to the Commitment, shall be in increments of $1,000,000. Each Advance to the Company shall be made on ten days prior written notice by the Company to the Lender at its address as set forth on the signature page herein. Subject to the terms and conditions of this Agreement and the Note, the Lender agrees to make any requested Advance to the Company on the date specified in the Advance Notice.
               (b) The Company shall execute and deliver to the lender the Note to evidence the Commitment and the Advances, dated the date hereof, and substantially in the form of Exhibit A hereto (the “Note”). The Note shall represent the obligation of the Company to pay the amount of the Commitment or, if less the aggregate unpaid principal amount of all Advances made by the Lender to the Company. The date and amount of each Advance and any payment of principal with respect thereto shall be recorded by the Company on its books and records, and by the Lender on the grid portion of the Note.
               (c) At the Closing, the Lender shall deliver to the Company a validly executed IRS Form W-9 or, if applicable, Form W-8 BEN.

               (d) At the Closing and upon the receipt of the Initial Advance, the Company shall pay the Lender a facility fee of US $100,000. If the Company receives aggregate Advances that total $5,000,000, the Company shall promptly pay the Lender an additional facility fee of US $100,000.
     3. Representations and Warranties of the Company.
     The Company hereby represents and warrants to the Lender that:
          3.1 Organization, Good Standing and Qualification.
     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted or proposed to be conducted. The Company or its representatives are duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.
          3.2 Authorization.
     All corporate actions on the part of the Company, its officers, directors and holders of Equity Securities necessary for (i) the authorization, execution and delivery of this Agreement and the Note, (ii) the performance of all obligations of the Company under this Agreement and the Note and (iii) the authorization, issuance and delivery of the Note have been taken or will be taken prior to the Closing, and this Agreement and the Note, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
          3.3 Compliance with Other Instruments; No Events of Default.
     The Company is not in violation or default of any provisions of its Certificate of Incorporation, as amended, or Bylaws, as amended, or of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or of any provision of state or federal statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the issuance of the Note and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company in either case which would have a Material Adverse Effect. No

Event of Default shall have occurred or occur as a result of the Company’s execution of this Agreement or the Note.
          3.4 Disclosure.
     The Company has made available to the Lender such information as the Lender has requested for deciding whether to acquire the Note.
          3.5 Financial Statements.
     The Company has made available to the Lender its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2005 and its audited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal year ended March 31, 2005 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2005 and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company.
     4. Representations and Warranties of the Lender.
     The Lender hereby represents and warrants to the Company that:
          4.1 Authorization.
     The Lender has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Lender, will constitute a valid and legally binding obligation of the Lender, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.
          4.2 Purchase Entirely for Own Account.
     This Agreement is made with the Lender in reliance upon the Lender’s representation to the Company, which by the Lender’s execution of this Agreement, the Lender hereby confirms, that the Note to be acquired by the Lender will be acquired for investment for the Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Lender further represents that the Lender does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Note. The Lender has not been formed for the specific purpose of acquiring the Note.
          4.3 Knowledge.
     The Lender is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Note.
          4.4 Restricted Securities.
     The Lender understands that the Note has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Lender’s representations as expressed herein. The Lender understands that the Note is “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Lender must hold the Note indefinitely unless it is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Lender acknowledges that the Company has no obligation to register or qualify the Note for resale. The Lender further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Note, and on requirements relating to the Company which are outside of the Lender’s control, and which the Company is under no obligation and may not be able to satisfy.
          4.5 No Public Market.
     The Lender understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for any of the Company’s securities.
          4.6 Accredited Investor.
     The Lender is an accredited investor as defined in paragraphs (a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) of Rule 501 (a) of Regulation D promulgated under the Securities Act and is a business trust having a net asset value of at least $5,000,000 and was not formed to invest in the Company.
     5. Conditions to the Lender’s Obligations to make any Advance.

     The obligation of the Lender to make an Advance under the Note is subject to the fulfillment of each of the following conditions, unless otherwise waived by the Lender:
          5.1 Representations and Warranties.
     The representations and warranties of the Company contained in Section 3 shall be true on and as of each applicable Advance with the same effect as though such representations and warranties had been made on and as of the date of such Advance;
          5.2 Compliance with Agreements.
     The Company shall have performed under and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed by or complied with by the Company on or before any Advance;
          5.3 Consents.
     The obtaining of all third party consents, approvals and waivers required for the Company to consummate the transactions contemplated by this Agreement;
          5.4 Compliance with Laws.
     Compliance by the Company with all applicable federal and state securities laws with respect to the issuance of the Note.
     6. Affirmative Covenants of the Company.
     The Company will do all of the following for so long as the Note is outstanding:
          6.1 Financial Statements; Reports; Certificates.
               (a) Deliver to the Lender: (i) as soon as possible, but no later than sixty (60) days after the last day of each month, the monthly financial statements and (ii) as soon as available, but no later than 180 days after the last day of the Company’s fiscal year, audited financial statements, together with an opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to the Lenders.
               (b) Allow the Lender to audit the Company at the Lender’s expense, provided that such audits will be conducted only at such times as an Event of Default has occurred and is continuing.
          6.2 Taxes.
     Make timely payment of all material federal, state, and local taxes or assessments other than any taxes or assessments that the Company is contesting in good faith and deliver to the Lenders, on demand, appropriate certificates attesting to such payment.

          6.3 Corporate Existence and Compliance with Laws.
     Maintain its and its operating subsidiaries corporate existence and good standing under the laws of their state of incorporation and remain in good standing in each jurisdiction in which the failure to do so would have a Material Adverse Effect.
     7. Events of Default.
     Any one of the following is an “Event of Default”:
          7.1 Payment Default.
     If the Company fails to pay (i) any of the principal amount of and accrued interest on the Note on the Maturity Date or, if applicable, the Excess Amount Maturity Date, of the Note or (ii) any fees or interest related to the Note when due, and such failure to pay such fees or interest remains unremedied after the Company has received ten (10) Business Days prior written notice.
          7.2 Covenant Default.
     If the Company fails to perform any obligation under Section 6 and as to any default that can be cured, has failed to cure such default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by the Company be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then the Company shall have an additional reasonable period (which shall not in any case exceed sixty (60) additional days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;
          7.3 Insolvency.
     If the Company becomes insolvent or if the Company begins an insolvency proceeding or an insolvency proceeding is begun against the Company and not dismissed or stayed within ninety (90) days;
     8. Miscellaneous.
          8.1 Successors and Assigns.
     Subject to the limitations set forth herein, the Lender may assign this Agreement and the rights and obligations conferred hereby, in whole or in part, only to eligible financial institutions and only upon the written consent of the Company. Any assignment made in violation of this Section 8.1 is null and void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          8.2 Governing Law.
     This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.
          8.3 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
          8.4 Titles and Subtitles.
     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          8.5 Notices.
     Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.
          8.6 Amendments and Waivers.
     Any term of this Agreement may be amended or waived only with the written consent of the Company and the holder of the Note.
          8.7 Severability.
     If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          8.8 Entire Agreement.
     This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.
          8.9 Exculpation By Lender.
     The Lender acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.
[Signature Pages Follow]

     The parties have executed this Credit Agreement as of the date first written above.

COMPANY:

CASTLE BRANDS INC.

By:	/s/ Mark Andrews

Mark Andrews, Chairman & CEO

Address: 29th Floor
570 Lexington Avenue
New York, NY 10022

Facsimile Number: (646) 356-0222

LENDER:

FROST NEVADA INVESTMENTS TRUST

By:	/s/ Phillip Frost, M.D.

Name:	Phillip Frost, M.D.

Title:	Trustee

Address:	4400 Biscayne Blvd.

Miami, FL

33137

Facsimile Number:	305-575-6518

EXHIBIT A
FORM OF NOTE

EXHIBIT A
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
Promissory Note

$5,000,000	Date: February , 2006
FOR VALUE RECEIVED, the undersigned Castle Brands Inc., a Delaware corporation (the “Company”), promises to pay to the order of Frost Nevada Investments Trust (the “Holder”) the lesser of (x) FIVE MILLION US DOLLARS (US $5,000,000) and (y) the aggregate unpaid principal amount of Advances (as hereinafter defined) made under this Note to the Company pursuant to the terms of this Note and the Credit Agreement (as hereinafter defined), together in either case, with unpaid interest on the unpaid balance of the principal amount outstanding, on the Maturity Date or, with respect to any Excess Amount, the Excess Amount Maturity Date, and subject to the following provisions. Unless otherwise provided herein, accrued interest hereon shall be paid quarterly on the Interest Payment Dates (as hereinafter defined).
The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:
     1. Definitions.
     The capitalized terms in this Note shall have the meanings ascribed to such terms in the Note Purchase Agreement unless otherwise defined herein:
     “Advance” and “Advances” shall have the meaning as set forth in Section 2.1 below;
     “Credit Agreement” means that certain Credit Agreement dated as of the first date set forth above, by and among the Company and the Holder.
     “Borrowing Commitment” means an aggregate of $5,000,000.

     “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
     “Company” has the meaning set forth in the introductory paragraph to this Note;
     “Default Rate” shall have the meaning set forth in Section 6.1 below;
     “Excess Amount” shall have the meaning set forth in Section 2.5 below;
     “Excess Amount Maturity Date” shall have the meaning set forth in Section 2.5 below;
     “Holder” has the meaning set forth in the introductory paragraph to this Note;
     “Interest Payment Date(s)” means the last Business Day of each March, June, September and December;
     “Interest Rate” means the rate of 9% per annum, calculated on the basis of a 360 day year based on the number of days elapsed including the first day, but excluding the day on which such calculation is being made;
     “IPO” means a firm commitment public offering by the Company of shares of its common stock pursuant to a registration statement on Form S-1 under the Securities Act of 1993, as amended;
     “Maturity Date” means the earlier to occur of one Business Day after the closing of an IPO and February      , 2007;
     “Note” means this Promissory Note;
     “Principal Amount” means the total Advances made hereunder; or
     “Rule 2710(a)(4) Holder” shall have the meaning set forth in Section 2.5 below.
     2. Advances and Time of Payment.
          2.1 Advances. On the date first set forth above, Holder will make an advance of Two Million Dollars (US $ 2,000,000) to the Company. With respect to each proposed additional advance to the Company under this Note (any advance, an “Advance” and, collectively, the “Advances”), the Company shall give at least 10 days prior written notice to the Holder of its intention to borrow hereunder, which notice shall specify the date and the principal amount of the proposed Advance (a “Borrowing Request”). All Advances shall be in increments of $1,000,000. Following the receipt of a Borrowing Request, the Holder shall make the Advance on the date and in the amount as outlined in the Borrowing Request and the Borrowing Commitment shall be reduced by the amount of such Advance. Anything to the contrary herein notwithstanding, Holder shall have no obligation to make any Advance to the extent that the aggregate of all Advances made, including the Advance contemplated by the first sentence of this Section 2.1, exceeds the Borrowing Commitment.
          2.2 Payment at Maturity Date.
          Except with respect to any Excess Amount for which repayment shall be governed by Section 2.5 below, the Principal Amount together with all accrued but unpaid interest under this Note shall be due and payable on the Maturity Date, in accordance with the terms of this Note. If the payment of the Principal Amount and interest on this Note becomes due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and any such extension of time shall be included in computing interest in connection with such payment.
          2.3 Interest Payments.
          Except with respect to any Excess Amount for which payment shall be governed by Section 2.5 below, the Company shall pay accrued interest to the Holder on each applicable Interest Payment Date based upon the Principal Amount outstanding from time to time at the Interest Rate.
          2.4 Prepayment.
          The Company may prepay the Principal Amount and/or the accrued but unpaid interest on this Note or any part thereof without penalty at any time in the Company’s sole discretion; provided, however, that the Company may not prepay any portion of the Excess Amount or interest thereon if the Holder is a Rule 2710 (a)(4) Holder.
          2.5 Excess Amount.
          In the event that (i) the Holder is a “Participating Member,” as defined in 2710(a)(4) of the National Association of Securities Dealers Conduct Rules, with respect to the IPO (a “Rule 2710(a)(4)Holder”) and (ii) the (x) Principal Amount, (y) interest previously paid and (z) future interest payable to such Rule 2710(a)(4) Holder under this Note would exceed 10% of the net proceeds received by the Company from such IPO (such excess, the “Excess Amount”), the Maturity Date and Interest Payment Dates for such Excess Amount shall be extended until the day after the one year anniversary of the closing of the IPO (the “Excess Amount Maturity Date”).
     3. Application of Payments.
     All payments of the indebtedness evidenced by this Note shall be applied first to any accrued but unpaid interest on this Note then due and payable hereunder, and then to the Principal Amount of this Note then outstanding.

     4. Currency.
     All payments of Principal Amount or of interest on this Note shall be made in US dollars at the address of Holder indicated on the signature page hereof, or such other place as Holder shall designate in writing to Company.
     5. Events of Default.
     The occurrence of any of the following shall constitute an Event of Default under this Note: (a) The Company’s failure to pay the outstanding Principal Amount and accrued interest on this Note due on the Maturity Date or, with respect to any Excess Amounts, on the Excess Amount Maturity Date; (b) the Company’s failure to pay any fees or interest related to this Note when due and any such failure to pay shall remain unremedied after the Company has been provided with ten (10) Business Days prior written notice or (c) an Event of Default under, and as defined in, the Credit Agreement.
     6. Remedies.
          6.1 Remedy Upon an Event of Default.
          Upon the occurrence of an Event of Default, (i) this Note shall become due and payable upon the demand of the Holder, and upon such demand shall thereafter become automatically due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Company, and (ii) the Interest Rate shall increase by 200 basis points above the Interest Rate (the “Default Rate”).
     7. Waiver.
     The Company waives presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind.
     8. No Waiver.
     The acceptance by Holder of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of Holder, or nullify any prior exercise of any such right, remedy or recourse, or (ii) impair, reduce, release or extinguish the obligations of any party as originally provided herein.
     9. Cumulative Remedies.
     The rights, remedies and recourses of Holder, as provided in this Note, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of Holder.

     10. Governing Law.
     This Note shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to the rules respecting conflicts of law.
     11. Severability.
     If any provision hereof or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other Person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law.
     12. Interpretation.
     The headings in this Note are included only for convenience and shall not affect the meaning or interpretation of this Note. The words “herein” and “hereof and other words of similar import refer to this Note as a whole and not to any particular part of this Note.
     13. Notices.
     All notices, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission), to Holder at its address set forth below, or to the Company at its principal executive office (or at such other address for a party as shall be specified by like notice).
     14. Exchange or Loss of Note.
     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Company will execute and deliver a new Note of like tenor and date.
     15. Enforceability.
     This Note shall be binding upon and inure to the benefit of both parties hereto and their respective successors and assigns. If any provision of this Note shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof shall in any way be affected.
     16. Limitation on Interest.
     Nothing contained in this Note shall be deemed to require the payment of interest or other charges by the Company or any other Person in excess of the amount which

Holder may lawfully charge under the applicable usury laws. In the event that Holder shall collect moneys which are deemed to constitute interest which would increase the effective Interest Rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the Principal Amount then outstanding and the excess shall be returned to the Company.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

CASTLE BRANDS INC.

By:
Mark Andrews, Chairman and
Chief Executive Officer
Castle Brands Inc.
570 Lexington Avenue, 29th Floor
New York, NY 10022
ACKNOWLEDGED AND AGREED TO BY:
FROST NEVADA INVESTMENTS TRUST

By:

Name:

Title:

Address:

Facsimile Number:

TRANSACTIONS
ON
PROMISSORY NOTE

Amount of
	Senior Secured	Outstanding
	Loan	Principal Balance	Notation
Date	Made This Date	This Date	Made By
February , 2006	$2,000,000	$2,000,000	Holder and Company